Exhibit 15.1

April 29, 2020

To: Phoenix Tree Holdings Limited

Room 212, Chao Yang Shou Fu
8 Chao Yang Men Nei Street
Dongcheng District, Beijing 100010
People’s Republic of China
+86-10-5717-6925

Re: Annual Report on Form 20-F of Phoenix Tree Holdings Limited

Dear Sirs:

We are qualified lawyers of the People’s Republic of China (the “PRC”, for purposes of this consent, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan) and as such, are qualified to advise on the laws and regulations of the PRC effective as at the date hereof.

We are acting as the PRC counsel to Phoenix Tree Holdings Limited (the “Company”), an exempted company incorporated under the laws of the Cayman Islands, in connection with the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2019 (the “2019 Annual Report”).

We consent to the reference to our firm under the heading “Organizational Structure” in Item 4 of the Company’s 2019 Annual Report, which will be filed with the Securities and Exchange Commission (the “SEC”). We also consent to the filing with the SEC of this consent letter as an exhibit to the 2019 Annual Report.

Yours faithfully,

/s/ Haiwen & Partners

Haiwen & Partners